Exhibit 99.1

SeaWorld Entertainment, Inc. Reports Second Quarter and First Six Months 2022 Results;

Announces New Share Repurchase Program

ORLANDO, FL, August 4, 2022 - SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today reported its financial results for the second quarter and first six months of fiscal year 2022[1] and announced that its Board of Directors approved a new $250.0 million share repurchase program (the "Share Repurchase Program").

Second Quarter 2022 Highlights

•

Attendance was 6.3 million guests, an increase of 0.5 million guests or 7.8% from the second quarter of 2021. Compared to the second quarter of 2019, attendance decreased by 0.2 million guests or 3.1%. Excluding international guest visitation and group-related attendance, attendance increased by approximately 3.3% when compared to the second quarter of 2019.

•

Total revenue was a record of $504.8 million, an increase of $65.0 million or 14.8% from the second quarter of 2021. Compared to the second quarter of 2019, total revenues increased by $98.8 million or 24.3%.

•

Net income was $116.6 million, the second highest net income the Company has reported in a second quarter and a decrease of $11.2 million or 8.7% from the second quarter of 2021. Compared to the second quarter of 2019, net income increased by $64.0 million or 121.5%.

•

Adjusted EBITDA[2] was a record $234.4 million, an increase of $15.6 million or 7.1% from the second quarter of 2021. Compared to the second quarter of 2019, Adjusted EBITDA increased by $84.8 million or 56.6%.

•

Total revenue per capita increased 6.4% to a record $80.59 from the second quarter of 2021.  Admission per capita increased 5.0% to a record $43.98, while in-park per capita spending increased 8.2% to a record $36.61 from the second quarter of 2021.  Compared to the second quarter of 2019, total revenue per capita increased 28.3%, admission per capita increased 24.8%, and in-park per capita spending increased 32.8%.

First Six Months 2022 Highlights

•

Attendance was 9.7 million guests, an increase of 1.6 million guests or 20.5% from the first six months of 2021. Compared to the first six months of 2019, attendance decreased by 0.1 million guests or 1.4%. Excluding international guest visitation and group-related attendance, attendance increased by approximately 7.7% when compared to the first six months of 2019.

•

Total revenue was a record of $775.5 million, an increase of $163.8 million or 26.8% from the first six months of 2021. Compared to the first six months of 2019, total revenues increased by $148.9 million or 23.8%.

•	Net income was a record of $107.6 million, an increase of $24.7 million or 29.9% from the first six months of 2021. Compared to the first six months of 2019, net income increased by $92.0 million.
•

Adjusted EBITDA[2] was a record $300.4 million, an increase of $56.4 million or 23.1% from the first six months of 2021. Compared to the first six months of 2019, Adjusted EBITDA increased by $134.3 million or 80.9%.

•

Total revenue per capita increased 5.2% to a record $80.23 from the first six months of 2021.  Admission per capita increased 4.4% to a record $44.11, while in-park per capita spending increased 6.3% to a record $36.12 from the first six months of 2021.  Compared to the first six months of 2019, total revenue per capita increased 25.5%, admission per capita increased 21.2%, and in-park per capita spending increased 31.2%.

Other Highlights

•	The Company repurchased approximately 7.1 million shares of common stock at a total cost of approximately $390.1 million from April 2022 through July 2022.
•	The Company announced that its Board of Directors approved a new $250.0 million share repurchase program.
•	In the second quarter of 2022, the Company came to the aid of 376 animals in need in the wild. The total number of animals the Company has helped over its history is more than 40,000.

“We are pleased to report our fifth consecutive quarter of record financial results,” said Marc Swanson, Chief Executive Officer of SeaWorld Entertainment, Inc.  “While our second quarter and first half financial results were strong, these results still do not reflect a normalized operating environment and we still have significant scope to improve our execution and our financial results.  International and group related visitation is better than 2021 but not yet back to pre-COVID levels; our staffing improved over the course of the

[1

] Given results of operations for the second quarter and first six months of 2021 were impacted by capacity limitations, modified/limited operations and/or temporary park closures, decreased demand due to public concerns associated with the pandemic, and restrictions on international travel, the Company believes a comparison of its results to the second quarter and first six months of 2019 provides a more meaningful insight on its performance and operating trajectory.  The Company provides a comparison versus both 2019 and 2021 periods in this release and will do so as well in its Form 10-Q.

[2

] This earnings release includes Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow which are financial measures that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See “Statement Regarding Non-GAAP Financial Measures” section and the financial statement tables for the definitions of Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow and the reconciliation of these measures for historical periods to their respective most comparable financial measures calculated in accordance with GAAP.

second quarter, but we are still not yet at optimized staffing levels; inflationary pressures while moderating, continue to impact costs across the enterprise.  Total revenue for the quarter was up more than 24% versus 2019 and almost 15% versus a record 2021, and our pricing power and consumer spending remained strong with total revenue per capita up significantly versus 2019 and up nicely versus a record 2021. While we were focused on getting all of our parks open and fully operating during the summer season for the first time since 2019, we could have had more effective cost management during the quarter.  We can and will work to do a better job going forward, consistent with what we have been doing for the past several years.  We have several new projects and initiatives in flight that we expect will help us work to offset the unusually high inflationary pressures and become a more efficient and profitable operating business.  Further, we expect certain cyclical, supply chain related and/or temporary cost pressures such as energy and utilities, shipping, food and certain wage and employee related costs to moderate over the coming months and quarters.”

“We continue to benefit from a very strong financial position with leverage under 2.7x, long term debt maturities, generally low cost of debt of slightly over 5% and significant available liquidity and cash flow generation.  Given this strong financial position, our clear belief in our go forward prospects and what we believe is an extremely attractive value being offered by the markets, we continued to aggressively repurchase shares during the second quarter and into the third quarter, exhausting the entirety of our prior repurchase authorizations. And today we are announcing a new $250 million buyback authorization.”

“We are pleased that preliminary July revenue continued to grow versus a record July 2021 and was up approximately 20% compared to July 2019 and we look forward to closing out what we expect to be another solid summer.  Looking ahead to the fall, we are excited about our popular Halloween events we have scheduled at our SeaWorld, Busch Gardens and Sesame Place parks.  We look forward to building on the strength of last year, including the return of “Howl-O-Scream” at SeaWorld Orlando and SeaWorld San Diego following last year’s introduction, along with the first year of the Count’s Halloween Spooktacular at our newest park, Sesame Place San Diego.”

“As we continue to demonstrate, our business model is strong and resilient and we have significant opportunities to improve and grow our revenue and profitability.  As a reminder, we operate in an industry and in markets with growing demand trends over the long term and we have significant available guest capacity across our park portfolio. Our recent attendance levels are still below the total attendance levels we achieved in 2019 and well below our historical high attendance recorded in 2008.  We have made significant investments that we expect will continue to pay off and we have specific plans we are executing on today and for the future that give us high confidence in our ability to continue to deliver additional operational and financial improvements that we expect will lead to meaningful increases in shareholder value,” concluded Swanson.

The Company’s results of operations for the second quarter of 2022 and 2021 continue to be impacted by the global COVID-19 pandemic due in part to a decline in both international and group-related attendance in both periods.  Additionally, results of operations for the second quarter and first half of 2021 were impacted by capacity limitations, modified/limited operations and/or temporary park closures, decreased demand due to public concerns associated with the pandemic, and restrictions on international travel.  In particular, beginning on April 1, 2021, capacity at the Company’s Busch Gardens Williamsburg park was limited to approximately 13,000 guests.  On May 28, 2021, theme park capacity restrictions in the State of Virginia were removed.  At the beginning of the second quarter of 2021, the Company’s SeaWorld San Diego park was operating under capacity restrictions in compliance with state safety guidelines for zoos.  On April 12, 2021, SeaWorld San Diego resumed theme park operations with limited capacity in accordance with the State of California guidelines for theme parks.  On June 15, 2021, all capacity restrictions for SeaWorld San Diego were removed in accordance with the State of California guidelines.

Second Quarter 2022 Results

In the second quarter of 2022, the Company hosted approximately 6.3 million guests, generated record total revenue of $504.8 million, net income of $116.6 million (the second highest net income the Company has reported in a second quarter) and record Adjusted EBITDA of $234.4 million. Total attendance for the quarter increased by 0.5 million, or 7.8%, when compared to the prior year quarter.

Total revenue for the quarter increased by $65.0 million, or 14.8%, when compared to the prior year quarter.  The revenue improvement was a result of an increase in attendance and total revenue per capita.  Attendance benefitted primarily from an increase in demand resulting from a return to more normalized operations when compared to the second quarter of 2021, which included COVID-19 related impacts including restrictions on international travel, modified/limited operations and capacity limitations at some of the Company’s parks.

Admission per capita (defined as admissions revenue divided by total attendance) increased by 5.0% to $43.98, primarily due to the realization of higher prices in the Company’s admission products resulting from its strategic pricing efforts, which was partially offset the impact of the park mix when compared to the prior year quarter.  In-park per capita spending (defined as food, merchandise and other revenue divided by total attendance) increased 8.2% to $36.61 due to a combination of factors including pricing initiatives, improved product quality and mix, the impact of new or enhanced and expanded venues and/or events or other in-park offerings.  These factors were partially offset by the impact of a higher mix of pass attendance when compared to the prior year quarter.  Adjusted EBITDA was positively impacted by the increase in total revenue resulting from improvement in attendance and total revenue per capita partially offset by an increase in expenses.  The increase in expenses is primarily due to higher operating costs related to more normalized operations, including labor, and marketing, and the impact of inflationary pressures which were partially offset by structural cost savings initiatives when compared to the second quarter of 2021.

	Three Months Ended June 30,		Change
	2022	2021	%
(In millions, except per share and per capita amounts)
Total revenues	$504.8	$439.8	14.8%
Net income	$116.6	$127.8	(8.7%)
Earnings per share, diluted	$1.62	$1.59	1.9%
Adjusted EBITDA	$234.4	$218.8	7.1%
Net cash provided by operating activities	$228.8	$229.7	(0.4%)
Attendance	6.3	5.8	7.8%
Total revenue per capita	$80.59	$75.71	6.4%
Admission per capita	$43.98	$41.87	5.0%
In-Park per capita spending	$36.61	$33.84	8.2%

First Six Months 2022 Results

In the first six months of 2022, the Company hosted approximately 9.7 million guests, generated record total revenue of $775.5 million, record net income of $107.6 million and record Adjusted EBITDA of $300.4 million. Total attendance for the first six months increased by 1.6 million, or 20.5%, when compared to the first six months of 2021.

Total revenue for the first six months of 2022 increased by $163.8 million, or 26.8%, when compared to the first six months of 2021.  The revenue improvement was a result of an increase in attendance and total revenue per capita.  Attendance benefitted primarily from an increase in demand resulting from a return to more normalized operations when compared to the first six months of 2021, which included COVID-19 related impacts including limited operating days, a temporary park closure, capacity limitations at some of the Company’s parks and restrictions on international travel.

Admission per capita increased by 4.4% to $44.11, primarily due to the realization of higher prices in the Company’s admission products resulting from strategic pricing efforts, which was partially offset by the impact of the park mix when compared to the first six months of 2021.  In-park per capita spending increased 6.3% to $36.12 due to a combination of factors including, pricing initiatives, improved product quality and mix and the impact of new or enhanced and/or expanded venues and/or events or other in-park offerings, partially offset by a higher mix of pass attendance and the impact of park mix when compared to the first six months of 2021. In-park per capita spending was unfavorably impacted by less-than-optimal staffing, particularly during the first quarter of 2022, that impacted the Company’s ability to fully operate and/or open some of its food and beverage and retail outlets. Adjusted EBITDA was positively impacted by the increase in total revenue resulting from improvement in attendance and total revenue per capita partially offset by an increase in expenses.  The increase in expenses is primarily due to higher operating costs related to a return to more normalized operations, including labor and marketing and the impact of inflationary pressures which were partially offset by structural cost savings initiatives when compared to the first six months of 2021.

	Six Months Ended June 30,		Change
	2022	2021	%
(In millions, except per share and per capita amounts)
Total revenues	$775.5	$611.7	26.8%
Net income	$107.6	$82.9	29.9%
Earnings per share, diluted	$1.45	$1.03	40.8%
Adjusted EBITDA	$300.4	$244.0	23.1%
Net cash provided by operating activities	$299.6	$248.1	20.8%
Attendance	9.7	8.0	20.5%
Total revenue per capita	$80.23	$76.24	5.2%
Admission per capita	$44.11	$42.25	4.4%
In-Park per capita spending	$36.12	$33.99	6.3%

Share Repurchases

The Company repurchased approximately 7.1 million shares of common stock at a total cost of approximately $390.1 million from April 2022 through July 2022 under its prior share repurchase authorizations.

The Company also announced that its Board of Directors approved a new $250.0 million share repurchase program.  Under the Share Repurchase Program, the Company is authorized to repurchase shares through open market purchases, privately-negotiated transactions or otherwise in accordance with applicable federal securities laws, including through Rule 10b5-1 trading plans and under Rule 10b-18 of the Exchange Act. The Share Repurchase Program has no time limit and may be suspended or discontinued completely at any time. The number of shares to be purchased and the timing of purchases will be based on the Company's trading windows and available liquidity, general business and market conditions, and other factors, including legal requirements, share ownership thresholds, debt covenant restrictions and alternative investment opportunities.

Leverage and Liquidity

As of June 30, 2022, the Company’s total Net Leverage was 2.7x and total available liquidity was $531.1 million.[3]

Other

As of June 30, 2022, the Company’s current deferred revenue balance was $235.5 million, a decrease of approximately 1.3% when compared to June 30, 2021, which included the impact of some COVID-19 related product extensions, and an increase of 44.4% when compared to June 30, 2019.

Rescue Efforts

In the second quarter of 2022, the Company came to the aid of 376 animals in need. The total number of animals the Company has helped over its history is more than 40,000 including bottlenose dolphins, manatees, sea lions, seals, sea turtles, sharks, birds and more.

The Company is a leader in animal rescue.  Working in partnership with state, local and federal agencies, the Company’s rescue teams are on call 24 hours a day, seven days a week, 365 days a year, including during the temporary park closures in 2020 and 2021 due to the COVID-19 pandemic. Consistent with its mission to protect animals and their ecosystems, rescue teams mobilize and often travel thousands of miles to help ill, injured, orphaned or abandoned wild animals in need of the Company’s expert care, with the goal of returning them to their natural habitat.

Conference Call

The Company will hold a conference call today, Thursday, August 4, 2022 at 9 a.m. Eastern Time to discuss its second quarter and first six months of fiscal year 2022 financial results. The conference call will be broadcast live on the Internet and the release and conference call can be accessed via the Company’s website at www.SeaWorldInvestors.com. Prior to the call, a slide presentation will be posted on the investor relations section of the Company's website at www.SeaWorldInvestors.com. For those unable to participate in the live webcast, a replay will be available beginning at approximately 12 p.m. Eastern Time on August 4, 2022 under the "Events & Presentations" tab of www.SeaWorldInvestors.com. A replay of the call can also be accessed telephonically from 12 p.m. Eastern Time on August 4, 2022 through 11:59 p.m. Eastern Time on August 11, 2022 by dialing (877) 344-7529 from anywhere in the U.S., (855) 669-9658 from anywhere in Canada, or (412) 317-0088 from international locations and entering the conference code 2771718.

Statement Regarding Non-GAAP Financial Measures

This earnings release and accompanying financial statement tables include several non-GAAP financial measures, including Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow. Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of financial performance or liquidity prepared in accordance with GAAP and are not indicative of net income or loss or net cash provided by operating activities as determined under GAAP.

Adjusted EBITDA, Covenant Adjusted EBITDA, Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate a company’s financial performance or liquidity. Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

Management believes the presentation of Adjusted EBITDA is appropriate as it eliminates the effect of certain non-cash and other items not necessarily indicative of the Company’s underlying operating performance. Management uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the Company’s industry, along with other measures, to estimate the value of a company, to make informed investment decisions and to evaluate companies in the industry.

Management believes the presentation of Covenant Adjusted EBITDA for the last twelve months is appropriate as it provides additional information to investors about the calculation of, and compliance with, certain financial covenants in the Company’s credit agreement governing its Senior Secured Credit Facilities and the indentures governing its Senior Notes and First-Priority Senior Secured Notes (collectively, the “Debt Agreements”). Covenant Adjusted EBITDA is a material component of these covenants.

Management believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a liquidity measure. The Company uses Free Cash Flow to evaluate its ability to generate cash flow from business operations.  Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which are significant. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP. Free Cash Flow as defined above may differ from similarly titled measures presented by other companies.

[3	] Including cash and cash equivalents and undrawn capacity on the Company’s revolving credit facility.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The Company is one of the world’s foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped over 40,000 animals in need over the Company’s history.  SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld®, Busch Gardens®, Aquatica®, Sesame Place® and Sea Rescue®. Over its more than 60-year history, the Company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The Company’s theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company’s press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of the federal securities laws. The Company generally uses the words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future,” “guidance,” “targeted,” “goal” and variations of such words or similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, expectations, beliefs, business strategies, future events, business conditions, results of operations, financial position, business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs, estimates and projections are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond management’s control, that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: COVID-19 or any related mutations and its impact on the Company’s business and the economy in general; failure to hire and/or retain employees; a decline in discretionary consumer spending or consumer confidence; factors beyond the Company’s control adversely affecting attendance and guest spending at its theme parks, including, but not limited to, weather, natural disasters, foreign exchange rates, consumer confidence, the potential spread of travel-related health concerns including pandemics and epidemics (such as the recent declaration by the World Health Organization of Monkeypox as a global health emergency), travel related concerns, adverse general economic related factors including increasing interest rates, economic uncertainty, and recent geopolitical events outside of the United States and governmental actions; complex federal and state regulations governing the treatment of animals, which can change, and claims and lawsuits by activist groups before government regulators and in the courts; activist and other third-party groups and/or media can pressure governmental agencies, vendors, partners, and/or regulators, bring action in the courts or create negative publicity about us; incidents or adverse publicity concerning the Company’s theme parks, the theme park industry and/or zoological facilities; environmental, social and corporate governance (“ESG”) related matters, our reporting of such matters, or sustainability ratings could negatively impact our business and results of operations; risks affecting the States of Florida, California and Virginia which generate a significant portion of the Company’s revenues such as natural disasters, closures due to pandemics, severe weather and travel-related disruptions or incidents; seasonal fluctuations in operating results, inability to compete effectively in the highly competitive theme park industry; interactions between animals and the Company’s employees and its guests at attractions at its theme parks, animal exposure to infectious disease; high fixed cost structure of theme park operations; changing consumer tastes and preferences; cyber security risks and failure to maintain the integrity of internal, employee or guest data and/or failure to abide by the evolving cyber security regulatory environment; technology interruptions or failures that impair access to the Company’s websites and/or information technology systems; increased labor costs, including wage increases, and employee health and welfare benefits; inability to grow the business or fund theme park capital expenditures, inability to realize the benefits of developments, restructurings, acquisitions or other strategic initiatives, and the impact of the costs associated with such activities; inability to remediate an identified material weakness on a timely basis; adverse litigation judgments or settlements; inability to protect the Company’s intellectual property or the infringement on intellectual property rights of others; the loss of licenses and permits required to exhibit animals or the violation of laws and regulations; unionization activities and/or labor disputes; inability to maintain certain commercial licenses; restrictions in its debt agreements limiting flexibility in operating the business; inability to retain the Company’s current credit ratings; the Company’s leverage; inadequate insurance coverage; inability to purchase or contract with third party manufacturers for rides and attractions, construction delays or impacts of supply chain disruptions on existing or new rides and attractions; environmental regulations, expenditures and liabilities; suspension or termination of any of the Company’s business licenses, including by legislation at federal, state or local levels; delays, restrictions or inability to obtain or maintain permits; financial distress of strategic partners or other counterparties; tariffs or other trade restrictions; actions of activist stockholders; the ability of Hill Path Capital LP and its affiliates to significantly influence its decisions; the policies of the U.S. President and his administration or any change to tax laws; changes in the method for determining LIBOR and the potential replacement of LIBOR may affect its cost of capital; mandates related to COVID-19 vaccinations for employees; changes or declines in its stock price, as well as the risk that securities analysts could downgrade the Company’s stock or its sector; risks associated with the Company’s capital allocation plans and share repurchases, including the risk that its share repurchase program could increase volatility and fail to enhance stockholder value and other risks, uncertainties and factors set forth in the section entitled “Risk Factors” in the Company’s most recently available Annual Report on Form 10-K, as such risks, uncertainties and factors may be updated in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”). Although the Company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the Company has correctly measured or identified all of the factors affecting its business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the Company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the Company’s website at www.seaworldinvestors.com).

Investor Relations:

Matthew Stroud

Investor Relations

855-797-8625

Investors@SeaWorld.com

Media:

Lisa Cradit

SVP – Head of Communications

(646) 245-2476

Lisa.cradit@seaworld.com

Libby Panke

FleishmanHillard

(314) 719-7521

Libby.Panke@fleishman.com

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended June 30,		Change		For the Six Months Ended June 30,		Change
	2022	2021	$	%	2022	2021	$	%
Net revenues:
Admissions	$275,505	$243,225	$32,280	13.3%	$426,367	$339,005	$87,362	25.8%
Food, merchandise and other	229,312	196,559	32,753	16.7%	349,143	272,699	76,444	28.0%
Total revenues	504,817	439,784	65,033	14.8%	775,510	611,704	163,806	26.8%
Costs and expenses:
Cost of food, merchandise and other revenues	41,518	34,173	7,345	21.5%	64,558	49,115	15,443	31.4%
Operating expenses (exclusive of depreciation and amortization shown separately below)	190,496	157,307	33,189	21.1%	343,421	265,079	78,342	29.6%
Selling, general and administrative expenses	56,158	43,190	12,968	30.0%	102,217	74,654	27,563	36.9%
Severance and other separation costs (a)	83	1,496	(1,413)	(94.5%)	113	1,582	(1,469)	(92.9%)
Depreciation and amortization	38,551	36,247	2,304	6.4%	77,163	72,805	4,358	6.0%
Total costs and expenses	326,806	272,413	54,393	20.0%	587,472	463,235	124,237	26.8%
Operating income	178,011	167,371	10,640	6.4%	188,038	148,469	39,569	26.7%
Other (income) expense, net	(32)	21	(53)	NM	(44)	195	(239)	NM
Interest expense	26,810	31,127	(4,317)	(13.9%)	52,180	62,083	(9,903)	(16.0%)
Income before income taxes	151,233	136,223	15,010	11.0%	135,902	86,191	49,711	57.7%
Provision for income taxes	34,623	8,461	26,162	NM	28,279	3,313	24,966	NM
Net income	$116,610	$127,762	$(11,152)	(8.7%)	$107,623	$82,878	$24,745	29.9%
Earnings per share:
Earnings per share, basic	$1.63	$1.62			$1.46	$1.05
Earnings per share, diluted	$1.62	$1.59			$1.45	$1.03

Weighted average common shares outstanding:
Basic	71,686	78,986			73,623	78,724
Diluted (b)	72,168	80,177			74,449	80,123

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands)

	For the Three Months Ended June 30,			For the Six Months Ended June 30,			Last Twelve Months Ended June 30,
	2022	2021	2019	2022	2021	2019	2022
Net income	$116,610	$127,762	$52,651	$107,623	$82,878	$15,631	$281,258
Provision for income taxes	34,623	8,461	21,889	28,279	3,313	6,782	24,802
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs (c)	—	—	—	—	—	—	58,827
Interest expense	26,810	31,127	21,803	52,180	62,083	42,600	106,739
Depreciation and amortization	38,551	36,247	40,053	77,163	72,805	79,503	153,018
Equity-based compensation expense (d)	3,205	6,782	4,084	11,082	11,255	7,282	40,845
Loss on impairment or disposal of assets and certain non-cash expenses (e)	4,411	3,079	683	9,015	3,687	792	12,427
Business optimization, development and strategic initiative costs (f)	5,790	2,835	3,884	9,394	3,347	8,992	14,806
Certain investment costs and other taxes (g)	599	329	4,412	1,000	416	4,462	1,414
COVID-19 related incremental costs (h)	623	2,192	—	973	4,368	—	19,167
Other adjusting items (i)	3,224	2	215	3,677	(147)	46	5,126
Adjusted EBITDA (j)	$234,446	$218,816	$149,674	$300,386	$244,005	$166,090	$718,429
Items added back to Covenant Adjusted EBITDA as defined in the Debt Agreements:
Estimated cost savings (k)							4,100
Other adjustments as defined in the Debt Agreements (l)							19,329
Covenant Adjusted EBITDA (m)							$741,858

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2022	2021	2019	2022	2021	2019
Net cash provided by operating activities	$228,840	$229,685	$129,698	$299,634	$248,078	$167,386
Capital expenditures	65,938	29,683	64,801	101,048	44,981	112,738
Free Cash Flow (n)	$162,902	$200,002	$64,897	$198,586	$203,097	$54,648

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	As of June 30, 2022	As of December 31, 2021
Cash and cash equivalents	$160,830	$443,707
Total assets	$2,396,610	$2,610,316
Deferred revenue	$235,542	$154,793
Long-term debt, including current maturities:
Term B Loans	1,191,000	1,197,000
Senior Notes	725,000	725,000
First-Priority Senior Secured Notes	227,500	227,500
Total long-term debt, including current maturities	$2,143,500	$2,149,500
Total stockholders’ deficit	$(401,451)	$(33,916)

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CAPITAL EXPENDITURES DATA

(In thousands)

	For the Six Months Ended June 30,		Change
	2022	2021	$	%
Capital Expenditures:
Core (o)	$67,606	$31,668	$35,938	113.5%
Expansion/ROI projects (p)	33,442	13,313	20,129	151.2%
Capital expenditures, total	$101,048	$44,981	$56,067	124.6%

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED OTHER DATA

(In thousands, except per capita amounts)

	For the Three Months Ended June 30,		Change		For the Six Months Ended June 30,		Change
	2022	2021	#	%	2022	2021	#	%
Attendance	6,264	5,809	455	7.8%	9,666	8,023	1,643	20.5%
Total revenue per capita (q)	$80.59	$75.71	$4.88	6.4%	$80.23	$76.24	$3.99	5.2%
Admission per capita (r)	$43.98	$41.87	$2.11	5.0%	$44.11	$42.25	$1.86	4.4%
In-Park per capita spending (s)	$36.61	$33.84	$2.77	8.2%	$36.12	$33.99	$2.13	6.3%

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL INFORMATION COMPARED TO 2019
(In thousands, except per share and per capita amounts)

	For the Three Months Ended June 30,		Change		For the Six Months Ended June 30,		Change
	2022	2019	#	%	2022	2019	#	%
Total revenues	$504,817	$405,992	$98,825	24.3%	$775,510	$626,567	$148,943	23.8%
Net income	$116,610	$52,651	$63,959	121.5%	$107,623	$15,631	$91,992	NM
Net income per share, diluted	$1.62	$0.64	$0.98	153.1%	$1.45	$0.19	$1.26	NM
Adjusted EBITDA (t)	$234,446	$149,674	$84,772	56.6%	$300,386	$166,090	$134,296	80.9%
Net cash provided by operating activities	$228,840	$129,698	$99,142	76.4%	$299,634	$167,386	$132,248	79.0%
Attendance	6,264	6,463	(199)	(3.1%)	9,666	9,802	(136)	(1.4%)
Total revenue per capita	$80.59	$62.82	$17.77	28.3%	$80.23	$63.92	$16.31	25.5%
Admission per capita	$43.98	$35.25	$8.73	24.8%	$44.11	$36.39	$7.72	21.2%
In-Park per capita spending	$36.61	$27.57	$9.04	32.8%	$36.12	$27.53	$8.59	31.2%

NM-Not meaningful.

(a) Reflects restructuring and other separation costs.

(b) During the three and six months ended June 30, 2022, there were approximately 269,000 and 204,000 anti-dilutive shares excluded from the computation of diluted earnings per share, respectively. During the three and six months ended June 30, 2021, there were approximately 184,000 and 126,000 anti-dilutive shares excluded from the computation of diluted earnings per share, respectively.

(c) Reflects a loss on early extinguishment of debt and write-off of discounts and debt issuance costs primarily associated with the refinancing transactions in 2021.

(d) Reflects non-cash equity compensation expenses and related payroll taxes associated with grants of equity-based compensation.  For the twelve months ended June 30, 2022, includes equity compensation expense related to certain performance vesting restricted awards which were previously not considered probable of vesting.

(e) Reflects primarily non-cash expenses related to miscellaneous fixed asset disposals including asset write-offs and costs related to certain rides and equipment which were removed from service. For the six and twelve months ended June 30, 2022, includes approximately $3.9 million related to non-cash self-insurance reserve adjustments.

(f) For the three and six months ended June 30, 2022, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $2.9 million and $5.1 million, respectively of third-party consulting costs and (ii) $2.5 million and $3.9 million, respectively of other business optimization costs and strategic initiative costs.

For the three and six months ended June 30, 2021, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $1.5 million and $1.6 million, respectively, of severance and other separation costs associated with positions eliminated and (ii) $0.4 million and $0.5 million, respectively, of third-party consulting costs.

For the three and six months ended June 30, 2019, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $3.6 million and $5.9 million, respectively, of third-party consulting costs and (ii) $0.1 million and $2.6 million, respectively, of severance and other employment costs associated with positions eliminated.

For the twelve months ended June 30, 2022, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $8.9 million of third-party consulting costs and (ii) $5.8 million of other business optimization costs and strategic initiative costs.

(g) For the three and six months ended June 30, 2019, includes approximately $4.3 million relating to expenses associated with the previously disclosed transfer of shares and related transactions.

(h) For the three and six months ended June 30, 2022 and 2021, primarily relates to incremental non-recurring costs associated with the COVID-19 pandemic, primarily associated with incremental labor-related costs to prepare, staff, and operate the parks with enhanced safety measures and costs associated with COVID-19 related legal matters.

For the twelve months ended June 30, 2022, includes approximately $11.1 million of nonrecurring contractual liabilities and legal costs impacted by the temporary COVID-19 park closures and approximately $6.8 million of incremental temporary labor-related costs incurred to prepare and staff the parks and certain incremental, nonrecurring, temporary incentives paid to attract employees to return to or remain in the workforce during the COVID-19 related environment.

(i) Reflects the impact of expenses, net of insurance recoveries and adjustments, incurred primarily related to certain matters, which the Company is permitted to exclude under the credit agreement governing its Senior Secured Credit Facilities due to the unusual nature of the items.  For the three, six and twelve months ended June 30, 2022, includes $3.6 million related to a legal settlement.

(j)Adjusted EBITDA is defined as net income before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items as described above.

(k) The Company’s Debt Agreements, which were effective for the twelve months ended June 30, 2022, permit the calculation of certain covenants to be based on Covenant Adjusted EBITDA, as defined, for the last twelve month period further adjusted for net annualized estimated savings the Company expects to realize over the following 24 month period related to certain specified actions, including restructurings and cost savings initiatives.  These estimated savings are calculated net of the amount of actual benefits realized during such period. These estimated savings are a non-GAAP Adjusted EBITDA add-back item only as defined in the Debt Agreements and does not impact the Company’s reported GAAP net income.

(l) The Debt Agreements, which were effective for the twelve months ended June 30, 2022, permit the Company’s calculation of certain covenants to be based on Covenant Adjusted EBITDA as defined, for the last twelve month period further adjusted for certain costs as permitted by the Debt Agreements including recruiting and retention expenses, public company compliance costs and litigation and arbitration costs, if any.

(m) Covenant Adjusted EBITDA is defined in the Debt Agreements as Adjusted EBITDA for the last twelve-month period further adjusted for net annualized estimated savings among other adjustments as described in footnote (k) and (l) above.

(n) Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures.

(o) Reflects capital expenditures during the respective period for park rides, attractions and maintenance activities.

(p) Reflects capital expenditures during the respective period for park expansion, new properties, revenue and/or expense return on investment (“ROI”) projects.

(q) Calculated as total revenues divided by attendance.

(r) Calculated as admissions revenue divided by attendance.

(s) Calculated as food, merchandise and other revenue divided by attendance.

(t) For a reconciliation of the Company’s Adjusted EBITDA for the three and six months ended June 30, 2019, refer to table above.